FIRST EAGLE FUNDS, INC.

FIRST EAGLE VARIABLE FUNDS, INC.

CODE OF ETHICS FOR

PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.           Covered Officers, Purpose of the Code.

This Code of Ethics (the “Code”) for the investment companies within the First Eagle Funds and First Eagle Variable Funds identified in Exhibit A (collectively, “Funds” and each, a “Fund”) applies to the Funds’ Principal Executive Officer and Principal Financial Officer (“Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
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full, fair, accurate, timely and understandable disclosure in reports and documents that a company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;
•	prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Any question about the application of the Code should be referred to the Counsel to the Independent Directors of the Funds, “Independent Counsel,” whose contact information can be found on Appendix A. .

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes, or appears to interfere, with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Funds.1 Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” (as defined in the Investment Company Act) of the Funds. The Funds’ and their investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code, unless or until Independent Counsel determines any violations of such programs and procedures is also a violation of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Funds and their investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Funds and their investment adviser. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Directors (“Boards”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

Some examples of conflicts of interest follow (this is not an all-inclusive list): being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member who is an employee of a Fund service provider or is otherwise associated with the Funds; or having an other than de minimis ownership interest in, or having any consulting or employment relationship with, any Fund service provider other than Arnhold and S. Bleichroeder Advisers, LLC (“ASB Advisers”) or its affiliates.

Covered Officers should avoid actual conflicts of interest, and appearances of conflicts of interest, between the Covered Officer’s duties to the Funds and his or her personal interests beyond those contemplated or anticipated by applicable regulatory schemes. If a Covered

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1 Accordingly, each Covered Officer should consider such potential conflicts and, if appropriate, familiarize his or her immediate family members with the Covered Officer’s relevant obligations under this Code.

Officer suspects or knows of a conflict or an appearance of one, the Covered Officer must immediately report the matter to Independent Counsel.

III.	Disclosure and Compliance
•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds;
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each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ Directors and auditors, and to governmental regulators and self-regulatory organizations;

•

each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and their adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

•	it is the responsibility of each Covered Officer to use reasonable efforts to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.
IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (thereafter as applicable, upon becoming a Covered Officer), affirm in writing to Independent Counsel that he or she has received, read and understands the Code;
•	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;
•	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify Independent Counsel promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

Independent Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any explicit or implicit waivers3 sought by a Covered Officer must also be considered by the Chairman of the Funds’Audit Committee as described below.

The Funds will follow these procedures in investigating and enforcing this Code:

•	Independent Counsel will take appropriate action to investigate any potential violations reported to him;
•	if, after such investigation, Independent Counsel believes that no violation has occurred, Independent Counsel is not required to take any further action;
•	any matter that the Independent Counsel believes is a violation will be reported to the Chairman of the Funds’Audit Committee;
•

if the Chairman of the Audit Committee concurs that a violation has occurred, the Chairman and Independent Counsel will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or, depending upon the seriousness of the violation, a recommendation to dismiss the Covered Officer as an officer of the Funds;

•	the Chairman of the Funds’ Audit Committee and Independent Counsel will be responsible for granting waivers, as appropriate; and
•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.
V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code, unless any provision of this Code conflicts with any applicable federal or state law, in which case the requirements of such law will govern. The Funds’ and their investment adviser’s

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3 Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure form a provision of the code of ethics” and “implicit waiver” as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Appendix A must be approved or ratified by a majority vote of the Funds’ Board, including a majority of Independent Directors.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Independent Directors and their counsel, the Funds and their counsel and the investment adviser and its counsel.

VIII.	Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Appendix A

COVERED OFFICERS

Principal Executive Officer – John Arnhold

Principal Financial Officer – Robert Bruno

INDEPENDENT COUNSEL

Carl Frischling, Kramer Levin Naftalis & Frankel LLP
919 Third Avenue,
New York, N.Y. 10022
Telephone: 212-715-7520,
Email: cfrischling@kramerlevin.com

FUNDS

First Eagle Funds, Inc.

First Eagle Global Fund

First Eagle Overseas Fund

First Eagle U.S. Value Fund

First Eagle Gold Fund

First Eagle Fund of America

First Eagle Variable Funds, Inc.

First Eagle Overseas Variable Fund